Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Third Quarter 2010 Results

Conference Call Today at 8:30am ET to Highlight Key Launch Metrics

Recent Highlights:

•	Qutenza user base expands by 172%

•	Astellas advances E.U. launch and post-marketing studies

•	NGX-1998 Phase 2 clinical trial initiated in PHN patients

Upcoming Qutenza® Milestones:

•	Qutenza specific J-Code expected to be effective in January 2011

•	sNDA submission in HIV-associated neuropathy (HIV-AN) to FDA in 1H 2011

San Mateo, Calif., (November 3, 2010) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for its third quarter ended September 30, 2010.

During the third quarter of 2010, NeurogesX continued to execute the U.S. launch of Qutenza® (capsaicin) 8% patch for the management of neuropathic pain associated with postherpetic neuralgia (PHN).

Anthony DiTonno, President and CEO, commented, “Six months into launch, U.S. Qutenza adoption continues to advance and we remain pleased with market feedback on the product. Large U.S. institutions continue to be our earliest adopters given their infrastructure to handle reimbursement and high patient volumes. For private physician offices, the focus has been on introducing the Qutenza procedure into these practices, which includes resolution of any logistical barriers, clarity on reimbursement and training. Physicians in both settings are learning from their experiences and streamlining their individual Qutenza processes. Additionally, we expect a permanent J-code for Qutenza to be established in January 2011, which should help streamline the reimbursement process. The success of our sales force in addressing the unique needs among hospitals and physician offices, coupled with the effectiveness of our reimbursement support team creating access and efforts to establish Qutenza Practice Referral Optimization or “QPRO” centers, is helping Qutenza to gain traction in the market.”

Qutenza Launch Highlights:

During the third quarter 2010, NeurogesX continued to drive the U.S. adoption of Qutenza through targeted physician outreach, reimbursement support and in-office trainings. In institutions and physician offices trained to use Qutenza, the sales force is focusing on supporting these practices through their initial use of the product and ultimately to become a repeat user of Qutenza.

Early U.S. adoption has been driven by large U.S. institutions, which are key targets for the NeurogesX sales force. The size and operational resources at these organizations provide the bandwidth to be early Qutenza adopters due to their support with reimbursement, billing, and administrative logistics for a larger volume of patients.

The Company is providing billing support through the Insight: Qutenza Reimbursement Support Program to further assist patients, physicians and their offices. Qutenza is covered under Medicare Part B and by many private payers. A permanent J-code is expected to be established in January 2011. This J-code would replace the current Qutenza C-code for the Medicare hospital outpatient setting and the miscellaneous J-code (J3490) currently being used, creating a more streamlined reimbursement process that may remove a barrier to use in this segment.

NeurogesX continues to grow a national network of QPRO centers to help increase PHN patient access to Qutenza by driving physician referrals and patients to trained Qutenza healthcare providers. This effort is supported by the “Find a Doctor” resource on the Qutenza product website, which provides a search tool for patients and referring physicians to help them in locating QPRO centers where they can access Qutenza.

In the European Union, Astellas Pharma Europe Ltd. (Astellas) has continued its expansion. As of September 30, 2010, Qutenza is now available in Austria, Germany, the UK, Ireland, Greece, Portugal, the Netherlands, with further availability within the European Union anticipated before year end.

Third Quarter 2010 Results

Total revenue for the three months ended September 30, 2010 was $2.1 million, which consisted of $1.9 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement and $0.2 million of Qutenza product sales.

During the three months ended September 30, 2010, the Company recorded sales of Qutenza to its specialty distribution and specialty pharmacy customers totaling $0.5 million which is up from $0.3 million in the quarter ended June 30, 2010, the first quarter of launch. Under the Company’s revenue policy, recognized revenue during the three months ended September 30, 2010 totaled $0.2 million.

Due to limited history of product returns, cash collections and launch-related programs, NeurogesX is deferring revenue recognition of the remaining $0.3 million in Qutenza sales to these customers. Of the deferred revenue total, $0.2 million was sold through to end users (i.e. physicians, clinics and hospitals) and the deferral has resulted from the cash not yet being due under the payment terms; while $0.1 million represents deferral of sales into the Company’s distribution channel, recognition of which will be based upon ultimate sales of those units to end users. As of September 30, 2010, the Company had $0.5 million of deferred revenue. Deferred revenue is reported net of associated cost of goods sold on the Company’s balance sheet.

Cost of goods sold for the third quarter of 2010 totaled $0.1 million and consisted mainly of fixed monthly charges related to the Company’s third party logistics provider for warehousing, shipping activities, and royalty obligations due to intellectual property licensors.

Research and development expenses were approximately $3.2 million for the third quarter of 2010, compared to approximately $3.4 million in the year ago period. The year-over-year decrease reflected preparations for the Phase 2 clinical study of NGX-1998 in PHN during the most recent quarter, while a small FDA-requested clinical study was underway in the year ago period to support NDA approval in PHN.

Selling, General and Administrative (SG&A) expenses were $9.6 million during the third quarter 2010, up from $3.4 million in the third quarter 2009. This increase was largely related to ongoing commercialization efforts for Qutenza, which became available in the United States in April 2010. Specifically, the increases included a $2.1 million increase in costs associated with sales and commercial operations, including salary and related expenses; $2.7 million related to marketing materials development and other launch-related marketing costs; and to a lesser extent, increases in medical affairs, reimbursement support, and general and administrative functions.

Net loss for the third quarter 2010 was approximately $12.8 million, or $0.72 per share, compared to a net loss of approximately $6.8 million, or $0.38 per share, for the third quarter 2009. Wider net loss was primarily attributed to higher operating expenses related to the U.S. commercial launch of Qutenza and clinical development plans for NGX-1998.

Cash, cash equivalents and short-term investments were $57.7 million at September 30, 2010, compared to $67.9 million at June 30, 2010.

Stephen Ghiglieri, EVP, COO and CFO, commented, “We are pleased with Qutenza market acceptance to date and continue to believe that our focused approach to the launch will provide the foundation to enable Qutenza to achieve its market potential. Our decision to move forward with the submission of an sNDA for Qutenza in HIV-AN is a positive step towards potential Qutenza label expansion that, if approved, could significantly expand Qutenza’s addressable market. Entering the clinic with a Phase 2 study with NGX-1998 is also a significant step forward for this promising product candidate.”

Clinical Pipeline Update:

Following a recent meeting with the U.S. Food and Drug Administration (FDA), NeurogesX announced plans to submit a supplemental new drug application (sNDA) for Qutenza in the first half of 2011 for the treatment of HIV-associated neuropathy (HIV-AN) also known as HIV–distal sensory polyneuropathy (HIV-DSP). The sNDA is excepted to be submitted with data from two completed Phase 3 studies in patients with HIV-AN. Qutenza, which currently has U.S. orphan drug designation and fast track status, may be eligible for six-month priority review.

NeurogesX also initiated dosing of PHN patients in its Phase 2 adaptive-design clinical study of NGX-1998, a second-generation liquid formulation of high-concentration capsaicin. The purpose of the study is to determine the shortest tolerable pretreatment time and to select the NGX-1998 dose concentration that will be assessed in Phase 3 program.

Conference Call Details

The Company will hold its quarterly conference call today at 8:30 a.m. ET (5:30 a.m. PT) to discuss third quarter 2010 results.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning November 3, 2010 at 11:30 a.m. ET (8:30 a.m. PT) and ending on November 13, 2010 by dialing 1-877-870-5176 (USA) or 1-858-384-5517 (International) with Conference ID Number: 359770. A replay of the webcast will also be available on the corporate website through December 3, 2010.

About Qutenza®

Qutenza® (capsaicin) 8% patch, a localized dermal delivery system containing prescription strength capsaicin, is approved by the U.S. Food and Drug Administration (FDA) for the management of neuropathic pain associated with postherpetic neuralgia (PHN).

Clinical studies have shown that a single one-hour Qutenza application can provide three months relief from pain associated with PHN, the nerve pain that can occur after shingles.

In clinical trials, serious adverse reactions included application-associated pain and increase in blood pressure. The most common treatment-emergent adverse reactions (greater than or equal to 5% of Qutenza patients and greater than control) were application-site erythema, application-site pain, application-site pruritus, and application-site papules.

Qutenza is also approved in the E.U. and is marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory neuropathy (HIV-DSP).

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory neuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient dosing is underway in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding planned commercialization and sales strategies for Qutenza, as well as the expected benefits of such strategies and the effect such strategies may have on sales and revenue expectations; expectations regarding reimbursement for Qutenza, including the receipt and timing of any product specific reimbursement codes and the potential sales and marketing benefits of such codes; expectations regarding the timing of submission of the supplemental new drug application for Qutenza, including the proposed data to be included and the potential review period of the U.S. Food and Drug Administration; and the safety and efficacy of Qutenza®. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to manufacture and supply of Qutenza and with respect to obtaining reimbursement codes; Qutenza may have unexpected adverse side effects; physician or patient reluctance to use Qutenza, despite the Company’s efforts and strategies to commercialize Qutenza; and difficulties or delays in the further development of Qutenza and efforts towards label expansion; and potential competitors and competitive products. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net product revenue	$197	$—	$230	$—
Collaborative revenue	1,854	119	5,691	119

Total Revenues	2,051	119	5,921	119

Operating expenses:
Cost of goods sold	54	—	99	—
Research and development	3,197	3,446	7,842	8,558
Selling, general and administrative	9,577	3,380	26,878	8,168

Total operating expenses	12,828	6,826	34,819	16,726

Loss from operations	(10,777)	(6,707)	(28,898)	(16,607)
Interest income	38	18	67	75
Interest expense	(2,011)	(28)	(3,300)	(142)
Other income (expense), net	(10)	(39)	(26)	(115)

Net loss	$(12,760)	$(6,756)	$(32,157)	$(16,789)

Basic and diluted net loss per share	$(0.72)	$(0.38)	$(1.81)	$(0.95)

Shares used to compute basic and diluted net loss per share	17,774,189	17,617,209	17,749,864	17,588,832

NEUROGESX, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$13,645	$29,695
Short term investments	44,094	20,864
Receivable from collaborative partner	—	678
Trade receivable	538	—
Prepaid expenses and other current assets	960	711
Restricted cash	290	40
Inventories, net	1,120	58

Total current assets	60,647	52,046

Property and equipment, net	852	739
Other assets	245	—
Restricted cash	120	120

Total Assets	$61,864	$52,905

Liabilities and Stockholders’ Equity (Deficit)
Liabilities
Current Liabilities
Accounts payable	$1,462	$65
Accrued compensation	1,592	2,157
Accrued license fees	—	1,213
Accrued research and development	725	670
Other accrued expenses	3,066	1,222
Deferred product revenue, net	505	—
Deferred collaborative revenue	7,242	7,242
Long term obligations - current portion	1,539	—
Notes payable - current portion	—	191

Total current liabilities	16,131	12,760
Non-current liabilities
Deferred collaborative revenue	34,184	39,601
Deferred rent	164	291
Long term obligations	41,265	—

Total non-current liabilities	75,613	39,892
Stockholders’ equity (deficit):
Common Stock	18	18
Additional paid-in capital	214,265	212,254
Accumulated other comprehensive income (loss)	5	(8)
Accumulated deficit	(244,168)	(212,011)

Total stockholders’ equity (deficit)	(29,880)	253

Total liabilities and stockholders’ equity (deficit)	$61,864	$52,905

(Note 1) The balance sheet at December 31, 2009, has been derived from the audited consolidated financial statements at that date.